EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

T. Rowe Price OHA Select Private Credit Fund
(Name of Issuer)

T. Rowe Price OHA Select Private Credit Fund
(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$35,222,432(1)	0.0001476	$5,198.83(2)
Fees Previously Paid
Total Transaction Valuation	$35,222,432(1)
Total Fees Due for Filing			$5,198.83(2)
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$5,198.83(2)

(1)
Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of December 31, 2023, of $28.00. This amount is based upon the offer to purchase up to 1,257,944 common shares of beneficial interest, par value $0.01 per share, of T. Rowe Price OHA Select Private Credit Fund.

(2)
Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024.